Exhibit 10.1
EMPLOYMENT AGREEMENT

AGREEMENT made as of the 17th day of March 2008 between FREQUENCY ELECTRONICS, INC., a Delaware Corporation located at 55 Charles Lindbergh Boulevard, Mitchel Field. New York 11553 (the “Company’’) and MARTIN B. BLOCH (the  Employee”) who resides at 124 Shutter Lane, Oyster Bay Cove, New York 11171.

WHEREAS, the Company is engaged in the business of developing, manufacturing, assembling, acquiring, marketing and selling precision time and frequency control products for commercial wireless communication applications, both space and ground based, and for government and military use and applications including temperature, frequency and time control system and devices, oscillators, solid state amplifiers, telemetry and strain gauge measurements, ovens’ for the same and other devices of similar nature; and

WHEREAS, the Employee has added value to the Company by providing his knowledge and expertise to the Company both in his senior executive capacity and as chief scientist for over 35 years; and

WHEREAS, the Employee has special skill, training and experience  related to the business of the Company and the Employee has offered these special skills and services to the Company, and

WHEREAS, the Employee is presently employed by the Company and the parties desire to enter into an employment agreement based upon the terms and conditions set forth below.

IT IS THEREFORE AGREED AS FOLLOWS:

l.	Existing Employment Agreement. The parties acknowledge that the Employee is currently employed pursuant to a final written agreement, dated 8/8/2000.

2.
Employment and Duties. The Company hereby engages the services of the Employee and the Employee hereby accepts such engagement upon the terms and conditions stated herein. The job description of the Employee shall be that set forth on Exhibit A hereto. The duties of the Employee shall be those normally, or otherwise, performance at the Company by the person with the job description of the Employee and, in addition, such other duties as the Board of Directors shall determine.

(a)
The Employee shall devote his entire time, attention and effort to the business of the Company and shall not during the term of his employment hereunder, engage in any other business, which shall interfere with his ability to perform his duties hereunder, provided that nothing herein contained shall be construed as preventing the Employee from investing his assets in any other business or entity which is not in competition with the business of the Company The Employee agrees to perform all duties assigned to him. or required of him, hereby to the best of the Employee’s ability and in a manner satisfactory to the Company. For purposes of this Agreement, the words “entire time” shall mean the amount of time, as determined by the Employee, reasonably required to pet form his duties, but not  to exceed forty (40) hours per week.

3.	Employment Compensation. The Company shall compensate the Employee, as follows:

(a)
During the Term (as hereinafter defined) of this Agreement, the Company shall pay the Employee a salary and bonus, as follows: a base salary of Four Hundred Thousand ($400,000) Dollars, annually, plus a fixed annual bonus equal to the result obtained by multiplying six (6%) percent by the pre-tax profit of the Company for the fiscal year ending April 30 of each year of employment, however for purposes of calculation, such pre-tax profit shall not exceed $20,000,000 in any given fiscal year (“Annual Bonus”). An example of the calculation of the Annual Bonus is as follows: if the pre-tax profit for the Company is $25,000,000 for a given year, the fixed annual bonus for that year would be  6% x $20,000,000 = $1 ,200,000. The base salary shall be paid at the same time as the Company regularly pays its employees and the Annual  Bonus shall be paid within one hundred twenty (120) days of the close of the applicable fiscal year of the Company.

(b)
In recognition of the Employee’s many years of extraordinary service to the Company and his willingness to continue in the employ of the Company subject to the terms and conditions of this Agreement, the Company shall provide the Employee with a  separate Stock Appreciation Rights Agreement executed herewith, in the form of Exhibit B.

(c)
The Company shall continue to maintain all of the insurance provided to the Employee on the date of this Agreement or at any time during the Term or any Renewal Term (both as hereinafter defined) including, without limitation, medical insurance, major medical insurance, disability benefits insurance and life insurance to the same extent and with the same level of coverages and benefits, at no additional cost to the employee; and with the Company paying all of the premiums therefore (“Employee Insurance”). If after the date of this Agreement or at any time during the Term or any Renewal Term hereof; the Company shall provide additional and/or more beneficial insurance and/or additional and/or greater  insurance coverages or benefits to any of its employees, then the employee shall likewise be entitled to receive such additional and/or more beneficial insurance and/or such additional and/or greater insurance coverages (which shall be in addition to, and not in place of the Employee Insurance) at no additional cost to the Employee, with the Company paying all of the premiums therefore (“Additional Insurance”). If at any time during the

Term or any Renewal Term the Employee shall be married, the provisions contained in this Agreement for the benefit of the Employee with respect to medical insurance and major medical insurance shall apply to the Employee’s wife and children.

(d)	The Company shall pay an amount not to exceed Twenty Thousand ($20,000) Dollars annually during the Term of this Agreement for purposes of obtaining financial planning advice for the Employee.
(e)
The Company shall provide a new automobile to the Employee every three (3) years during the Term of this Agreement and any Renewal Term hereunder, which automobile shall have a fair market value not to exceed Ninety Thousand ($90,000) Dollars at the time of delivery to the Employee.

(f)
During the Term of this Agreement and for life, the Company shall reimburse the Employee, wife and children for complete physical examination to be performed by one or more physicians(s) of Employee’s choice.

4.
Term. The term of this Agreement shall be deemed to commence as of the date first above written and shall end on the third anniversary of such date (“Term”), subject to prior termination as provided in this Agreement, and provided, however, that this Agreement shall be automatically renewed thereafter for successive one (1) year term, at the election of Employee (‘Renewal term(s)”). The Employee shall be deemed to have elected the automatic renewal for each Renewal Term, unless the Employee shall have provided a written notice to the Company at least ninety (90) days prior to the end of the Term or any Renewal Term

5.
Inventions and Ideas. All right, title and interest in and to any and all ideas, inventions and improvements relating to methods, processes, designs or apparatus which the Employee may conceive, make oar develop, either solely, jointly or in common with others during the Term or any Renewal Term hereof or within the twelve (12) months immediately following the termination of his employment with the Company, and which in any way pertain to, or are useful in connection with, the Company’s business, shall belong to and be the sole property of the Company.

6.
Disclosure. The Employee will promptly disclose any and all ideas, schemes, designs, processes, devices, inventions and improvements which pertain to or are useful in connection with the Company’s business and which he may conceive, make, develop or discover(the “intangibles”) either solely, jointly,  or in common with others to his immediate superior in the Company or the Chairman of the Board of Directors. the Employee agrees upon request, and at the Company’s expense to execute all papers, and do all things that may be reasonably required, in order to vest and maintain in the Company all  of the right, title and interest of the Employee in and to any and all of said intangibles and the applications for patent and letters patent in connection with the same and any reissuances, renewals and/or extensions thereof

7.
Termination of Employment. Termination of employment pursuant to the term of this Agreement shall not be construed as a termination of the rights and obligations of the parties under this Agreement which are intended to apply subsequent to termination of employment herein.

(a)
The employment of the Employee hereunder shall automatically terminate, in the event of the death of the Employee during the Term or any Renewal Term hereunder as of the date of death. In the event the Employee becomes totally disabled during the Term or any Renewal Term hereto ( the Company, at any time after the occurrence of such total disability and effective upon the giving of written notice to the Employee, shall be entitled to terminate the Employee’s employment hereunder. The Company shall pay to the estate of the Employee, in the event of his death, or to the Employee in the event of  termination through disability, all compensation due hereunder up to the date of termination of employment. No other compensation or payments required to be paid under this Agreement shall be due under this Agreement in the event of total disability or death of the Employee, except as expressly otherwise provided for in this Agreement.   For purposes hereof ‘‘total disability” shall mean

(i)
the total disability as defined in any disability insurance policy maintained by the Company for the benefit of the Employee, or, if no disability insurance policy is being maintained by the Company at the time the determination of total disability is to made, the continuous inability of the Employee because of bodily injury or sickness to perform the services required of him hereunder for a period of one hundred eighty (180) days or

(ii)
the total and irrevocable loss of the sight of both eyes, or the use of both hands or feet, or one hand one foot Termination pursuant to the provisions of this subparagraph (a) based upon total disability or death shall not relieve the Company of its obligations as provided in subparagraphs (c) and (d) of this paragraph and paragraph 8(a); it being specifically agreed that all Severance Compensation (as hereinafter defined) shall continue to be paid to the Employee or his estate, u the case may be, if he is receiving the Severance Compensation at the time of his disability or death. Nothing contained in this paragraph shall be construed as relieving the Company of its obligation to maintain disability insurance for the benefit of the Employee, if it is provided on the date of this Agreement or at any time during the Term or any Renewal term hereof.

(b)
The Company may terminate the employment of the Employee hereunder for cause (as defined below) at any time immediately upon written notice to the Employee and thereupon the Company shall pay to the Employee all compensation due to the Employee through the date of termination and the Company shall have no further obligation, under this Agreement, to pay compensation or make other payments to the Employee. For purposes hereof “cause” shall include only:

(i)	the breach by the Employee of any of the material terms, covenants, provisions or conditions contained herein;
(ii)
the commission of any crime or act of dishonesty by the Employee as against the Company including any act which materially adversely affects the Company and material violation of any law of the United States or any rule or regulation of any agency of the United States Government concerning the business of the Company, provided it is proven beyond a reasonable doubt that the Employee had personal knowledge of the act and intended to commit the act, and provided, further, that if the Employee commits such act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to the commission of any crime, if he had reasonable cause to believe that his conduct was not un1awfu1, then such commission shall not constitute cause for discharge hereunder, and provided further, that termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not of itself, create a presumption that the Employee did not act in good faith and in a manner which he reasonable believed to be in, or not opposed to, the best interests of the Company, or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful or

(iii)
the commission of any willful, malicious, grossly negligent or reckless act by the Employee which is deemed, in the reasonable judgment of the Board of Directors of the Company, detrimental to the business, prospect or reputation of the Company; and any decision by the Board of Directors hereunder may not be arbitrary or capricious; or

(iv)
Notwithstanding any of the foregoing, the Board of Directors may make a finding with respect to any act of the Employee that is in the best interests of the Company that such act not be cause for termination.

(c)
The Company may terminate the employment of the Employee hereunder upon seven (7) days written notice to the Employee for financial or any other business needs of the Company which shall be determined in the judgment of the Board of Directors which judgment shall not be arbitrary and capricious. In the event of termination pursuant to this subparagraph 7.(c). The Company shall pay to the Employee all compensation due hereunder through the effective date of termination plus the Severance Compensation (as hereinafter defined) pursuant to the provisions in subparagraph 8.(a). Termination pursuant to the provisions of this subparagraph (c) shall not relieve the Company of its obligations as provided in subparagraph (d) below.

(d)
Upon termination of the Employee’s employment for any reason (including without limitation, if the Employee elects not to renew this Agreement pursuant to the provisions of paragraph 4 or pursuant to the provisions of paragraph 7 (a), 7(c), or 8(a) below, other than for cause, .the Company agrees.to continue all Employee Insurance and Additional Insurance and to pay all of the premiums therefore at no additional cost to the Employee during the life of the Employee. If at any time during the Term or any Renewal Term the  employee shall be married, the provisions contained in this Agreement for the benefit of the Employee with respect to medical insurance and major medical insurance shall also apply to his wife and children for their life.

8.	Change of Control

(a)
If at any time while the Employee is in the employ of the Company, there is a change in control of the Company, as that term is defined below, the Employee shall have the right, upon seven (7) days written notice to the Company, to retire from his employment hereunder, effective immediately upon receipt by the Company of such written notice, in which event, the Company agrees to pay to the Employee his base salary and Annual Bonus through the date of termination.  In addition, the Company agrees to pay Employee annually for a period of three (3) years after the date of termination, the greater of the following:

(i)
an amount equal to the average of the Employee’s base salary plus Annual Bonus for each of the last four (4) years of employment immediately preceding the date upon which the change of control occurred or

(ii)
the average of the three highest years of the Employee’s base salary plus Annual Bonus for any of the years prior to termination (“Severance Compensation”). The Severance Compensation due under this paragraph shall be paid to the Employee in the same manner provided in paragraph 3, above. Employee will also receive a two (2) percent bonus of the total sales price for a successful transition of the Company to another party.

For the purposes of this agreement a change in control of the company shall be deemed to have occurred if:

(i)
there shall be consummated any of the following: (A) any consolidation or merger of the company is not the continuing or surviving corporation or pursuant to which shares of the company's common stock would be converted into cash, securities or other property, other than a merger of the company in which the holders of the company's common stock immediately prior to the merger have the same proportionate ownership of common stock immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company.

(ii)	the stockholders of the company approve any plan or proposal for the liquidation or dissolution of the company.
(iii)
any person (as such term is used in Sections 13 (d) and 14 (d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall become the beneficial owner (within. the meaning of Rule 13-d-3 under the Exchange Act) of 30% or more of the company's outstanding common stock; or

(iv)
during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

9.
Covenant Not to Compete. The Employee agrees that during the Term or any Renewal Term of employment hereunder , and for a period of one year following (i) termination of employment due to disability pursuant to subparagraph 7 (a), or (ii)the entire period that Employee receives Severance Compensation under subparagraph 7 (c) (for financial or any other business needs of the Company), or (iii) the entire period the Employee receives Severance Compensation under subparagraph 8 (a) (for change of control), or (iv) the expiration of the Term of this Agreement and any Renewal Term thereafter, or (v) termination of employment for any other reason including.- without limitation,” the voluntary termination by the Employee, or for cause pursuant to paragraph 7 {b), the Employee will not in any capacity, directly or indirectly, own, manage, operate, control, be employed by, participate in, have a financial interest in or be connected in any manner with the ownership, management, operation or control of any business or entity which shall be in the business described in the first “WHEREAS” clause above or which shall be otherwise similar to or in competition with the business of the Company on the date Employee receives or provides notice of termination, directly or indirectly; provided, that the Employee may own not more than one (1%) percent of the stock of a public corporation which competes with the business of the Company for passive investment purposes, so Jong as the Employee does not render services thereto, directly or indirectly.

10.
Disclosure of Information. The Employee recognizes and acknowledges that in connection with his employment with the Company, he will have access to valuable trade secrets and confidential information of the Company, including, among other things, manufacturing and other business methods and processes, engineering and design concepts processes and data, sources of supply, marketing and promotional techniques and financial information, and that these arc special and unique assets of the Company’s business which are made available to the Employee only in connection with the furtherance of his employment with the Company. The Employee agrees that he will not at any time, during or after his term of employment with the Company, disclose any of such information or any material information relating to the Intangibles, applications for patent and letters patent referred to in paragraph 5 above or any other confidential information or trade secrets of the Company to any person, firm, corporation or other entity, directly or indirectly, or utilize same, for any reason or purpose whatsoever, except if the Company agrees in writing.

11.
Injunction. In the event of a breach or threatened breach by the Employee of the provisions of paragraphs 5,6,9 or 10 above, the Company shall be entitled to an injunction restraining the Employee from (i) owning, managing, operating, controlling, being employed by, participating in, having a financial interest in or being in any way connected with a business of the type described in paragraph 9, directly or indirectly, or (ii) disclosing, utilizing or benefiting, directly or indirectly, from any of the information described in paragraph 6 above. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies which may be available to it for such breach or threatened breach, including recovery of damages.

12.
Taking of Property. The Employee agrees that under no circumstances will he take or otherwise appropriate any property of the Company or any property of which the Company is entitled hereunder such as drawings, notes, sketches, plans or any other documents or writings pertaining to work with respect to which the Company is or has been engaged without the written consent of the Company.

13.
Indemnification. The Employee agrees to indemnify and hold the Company harmless from any claim or liability asserted against it (including, without limitation, reasonable counsel fees and expenses incurred in dealing with any such claim or liability asserted) by any person or entity with which the Employee may have been previously been employed (other than with a parent, subsidiary or affiliate of the Company).

14.
Governing Law: Jurisdiction. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York, and shall be deemed executed at the Company’s place of business at 55 Charles

Lindbergh Boulevard, Mitchel Field, Nassau County, New York. The parties consent to the jurisdiction of any state court located within the County of Nassau or the United States District Court for the Eastern District of New York and agree that all actions or proceedings arising, directly or indirectly, from this Agreement shall be litigated only in courts having such situs; the parties waive personal service of any legal process upon them arising, directly or indirectly, from this Agreement and consent that service of process may be made by certified or registered mail, return receipt requested, directed to them at the addresses set forth herein or u may otherwise be designated by them in writing, and service so made shall be complete seven (7) days after receipt, u aforesaid In any action or legal proceeding arising, directly or indirectly, from this Agreement, the Company waives trial by jury and the successful party in any such action or legal proceeding, shall be entitled to recover its reasonable counsel fees and the expenses of such litigation.
15.
Authority of Employee. The Employee may bind the Company to any obligation or incur expenses on behalf of the Company, consistent with the authority vested in the Employee in his capacity as an officer of the Company as specified on Exhibit A.

16.
Enforceability. Should any provision of this Agreement be held by a court of competent jurisdiction to be invalid or unenforceable and this Agreement and each individual provision hereof shall be enforced to the fullest extent permitted.

17.
Notices. .Any notice or demand required or permitted to be given herein shall be in writing and shall be given either by personal delivery to the Employee, or an officer or director of the Company, as the case may be, or sent by postage prepaid, certified or registered mail, return receipt requested, to the addresses set forth herein or as may otherwise be de5ignated by them in writing -with a notice provided pursuant to this paragraph. Such notice or demand shall be deemed given when personally delivered or received.

18.
Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The rights and obligations of the Employee under this Agreement shall inure to his heirs, executors, administrators and estate. This Agreement may not be assigned by the Employee.

19.
Waiver, Modification, Etc. This Agreement may not be altered, amended, waived, changed. abandoned, modified, or discharged orally, but only by an agreement in writing executed with the same formality hereof.

20.
Prior Agreements Revoked. This Agreement specifically revokes any and all prior employment agreements between the Company and Employee, whether written or oral, provided, however, that nothing herein contained shall be construed as revoking, superseding or in any way affecting any of the provisions of any other agreements, instruments or documents creating rights and obligations between the Company and the Employee, including, without limitation, any stock option or stock gram agreements and a certain agreement entered into between the Employee and the Company on March 27, 1980, as amended, relating to additional compensation payable to the Employee in the event of his retirement, disability or death.
21.	Recitals. The Recitals shall be deemed a part of this agreement.
22.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
23.	Headings. Headings are for convenience purposes only and shall not be used to interpret or construe the provisions contained herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.·

EXHIBIT A

The job description of the Employee is as follow:

President, Chief Executive Officer (“CEO”) and Chief Scientist.

EXHIBIT A TO MARTIN BLOCH EMPLOYMENT AGREEMENT

JOB DESCRIPTION: PRESIDENT AND CHIEF EXECUTIVE OFFICER

The President and Chief Executive Officer oversees and is responsible for all Company operations, including but not limited to:

-	Corporate and business development
-	All personnel decisions
-	Financial operations
-	Research and development
-	Manufacturing
-	Engineering
-	Marketing
-	Sales
-	Public relations
-	Investor relations

Concurrent with these responsibilities, the President sets the standard for behaviour expected of all employees.

SCHEDULE “A” -2

Beneficiary	Percentage of Death Benefit

Jerry Bloch	25%
Helen Bloch	25%
Anna Sophia Bloch	25%
Tatiana Bloch	25%
.

October 17, 2012

To Whom It May Concern:

Reference:
Employment Agreement dated 17 March 2008 between Frequency Electronics, Inc., a Delaware Corporation located at 55 Charles Lindbergh Blvd., Mitchell field, NY 11553 (the “Company”) and Martin B. Bloch (the (“Employee”) who resides at: 124 Shutter Lane, Oyster Bay Cove, New York 11771.

The second (final) sentence of paragraph 7(d) of reference is amended to read as follows:

The provisions contained in this Agreement for the benefit of the Employee with respect to medical insurance and major medical insurance shal1 also apply to his wife, Tatiana Bloch, whom he married on 27 October 2001, and to his daughter Anna Sophia Bloch, born 16 February 2006, for their life.

FREQUENCY ELECTRONICS, INC.

55 Charles Lindbergh Blvd., Mitchel Field, N.Y. 11653 • Tel.(516) 794-4500 • FAX (516) 794-4340

March 13, 2013

To Whom It May Concern:

Reference:
Employment Agreement dated 17 March 2008 and the change to the agreement dated 17 October 2012 between Frequency Electronics, Inc., a Delaware corporation located at 55 Charles Lindbergh Blvd, Mitchel Field, NY 11553 (the “Company”) and Martin 8. Bloch (the “Employee”) who resides at 124 Shutter Lane, Oyster Bay Cove, NY 11771

Paragraph 7(a) of the referenced Employment Agreement is amended by inserting the following sentence:

Such compensation shall include the Annual Bonus for the amount earned through the date of termination of employment as computed in accordance with section 3(a).

Paragraph 8 of the referenced Employment Agreement is amended to read as follows:

a-	The last sentence of 8(a)(ii) is deleted from this section (see item c below)

b-	INSERT new 8(b) Employee will also receive a two (2) percent bonus of the total sales price for a successful transition of the Company to another party.

(i)	Total sales price is defined as the total consideration paid to the shareholders of Frequency Electronics including in the form of cash or equities paid and the assumption of liabilities.

(ii)	Payment of such bonus to be made by the Company or the successor company within 180 days of the closing date of the transaction which consummates the change of control.

c-
INSERT new 8(c) Upon a change of control, Frequency Electronics and the successor company agree to forgive the receivable from the Employee’s estate which resulted from the Company’s portion of the premiums paid under two “split-dollar” life insurance policies, the beneficiaries of which are the Employees’ heirs. The total amount of the receivable recorded on the Company’s books and records is $651,404.

In addition, the Company or the successor company will reimburse Employee for the federal, state and local taxes due which result from such forgiveness. (At an assumed effective tax rate of 50%, such taxes are estimated to be approximately $325,000.)

d-	Change 8(b) to 8(d) (definition of a change in control of the Company)

Frequency Electronics, Inc.

55 Charles Lindbergh Blvd., Mitchel Field, N.Y. 11553 • Tel.(516) 794-4500 • FAX (516) 794-4340

AMENDMENT TO EMPLOYMENT AGREEMENT
BETWEEN
FREQUENCY ELECTRONICS, INC. AND MARTIN B. BLOCH

AMENDMENT to the Employment Agreement between Frequency Electronics, Inc., a Delaware Corporation located at 55 Charles Lindbergh Boulevard, Mitchel Field, New York 11553, and Martin B. Bloch who resides at 124 Shutter Lane, Oyster Bay Cove, New York 11171, made as of the 17th day of March 2013.

WHEREAS, Frequency Electronics, Inc (the “ Company”) entered into an Employment Agreement with Martin B. Bloch (the “Employee”) effective as of the 17th day of March 2008, (the “Agreement”) ; and

WHEREAS, the Company and the Employee desire to amend the Agreement for the purpose of providing additional benefits to the Employee and in order to clarify the Employee’s rights under the Agreement; and

WHEREAS, Paragraph 19 of the Agreement provides that the Company and the Employee may amend the Agreement provided that the amendment is in writing and executed with the same formality as the Agreement,

NOW THEREFORE, the Company and the Employee agree to amend the Agreement in the following respects:

1.          The second sentence of Paragraph 7(a) of the Agreement shall be amended to read as follows:

“The Company shall pay to the estate of the Employee, in the event of his death or to the Employee in the event of termination through disability, all compensation due hereunder up to the date of termination of employment including a pro-rata portion of the Bonus he would have received under the provision of Paragraph 3(a) hereof for the Company’s fiscal year during which the Employee’s employment terminated said amount to be paid within one hundred twenty (120) days of the close of the applicable fiscal year of the Company.”

2          Paragraph 8 of the Agreement shal1 be amended as follows:

a.           The last sentence of Paragraph 8 (a) (ii) shall be deleted in its entirety and the balance of Paragraph- 8 (a) shall remain as is

b.          The following shall be added as subparagraph 8 ( b):

“(b) In the event of a change in control resulting from a sale of the Company or of substantially all of its assets through a merger or acquisition or otherwise during the term of this Agreement, then upon the consummation of said sale the Employee shall be entitled to receive a bonus equal to two (2%) percent of the “Total Sales Price”, as defined immediately following, paid by the purchaser for the Company. Total Sales Price shall mean the total consideration paid to the shareholders of the Company including but not limited to cash, securities and the assumption of the Company’s liabilities. Payment of said bonus shall be paid to the Employee in a lump sum within one hundred eighty (180) days following the closing date of the transaction but in no event later than March 15th following the calendar year in which the closing date occurs.

c.          The following shall be added as new subparagraph subparagraph 8 (c) shal1 be renumbered as 8 (c) and existing subparagraph 8(d).

“(c) Upon a change in control as defined in subparagraph 8 (d) below any amounts due and owing to the Company by the Employee (or by any person or trust established on the Employee ‘s behalf), which amounts are attributable to life insurance premiums paid by the Company for policies under which the Employee is the insured pursuant to a “split dollar arrangement” entered into between the Company and the Employee (or a person or trust established on his behalf) shall be forgiven by the Company or its successor. In addition the Company or its successor shall reimburse the Employee for the amount of any federal, state or local taxes paid by the Employee which are attributable to said forgiveness.”

3.          New Paragraph 24 shall be added to the agreements to read as follows:

“24. Code Section 409A.

(a)          This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisors shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Employee as a result of the application of Section 409A of the Code.

(b)          Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a change in control or the Employee’s disability or termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such change in control, disability or termination of employment, as the case may be, meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a change in control, disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event”, “disability” or “separation from service,” as the case may be, or such later date as may be required by subparagraph (c) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance

(c)          Notwithstanding anything is this Agreement to the contrary, if any amount or benefit that would constitute Non- Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of  the Employee’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3 (j)(4)(ii) (domestic relations order), ( j )  (4) (iii)(conflicts of interest), or (j) (4) (vi) (payment of employment taxes) :

(i)          the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee ‘s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executives death) (in either case, the “Required Delay Period”); and

(ii)          the normal payment or distribution schedule for any remaining payments or distributions will resume at the -end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided , however , that the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a) (2) (B) (i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.”

4.          In all other respects the Agreement shall remain as is

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FREQUENCY ELECTRONICS, INC.

AMENDMENT TO CHANGE OF CONTROL PROVISIONS

The term “Change of Control” is amended to include the following:

Change In Board Composition (as defined below) will constitute a Change in Control. A “Change In Board Composition” shall mean a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of August 25, 2016 or (B) are elected, or nominated for election, to the Company’s Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include any individual whose election or nomination is in connection with an actual or threatened proxy contest (or settlement thereof) relating to the election of directors of the Company

This amendment as authorized by the Board of Directors is applicable to all change of control provisions of employment agreements and modification thereof.

Frequency Electronics Inc.

November 14, 2016

Joel Girsky Chairman of the Board of Directors

Accepted:
Martin B. Bloch